CALAMOS INVESTMENT TRUST

Plan Pursuant to Rule 18f-3(d) under

the Investment Company Act of 1940

(as amended and restated as of February 28, 2017 )

Calamos Investment Trust (the “Trust”) may offer different classes of shares of each series of the Trust pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “Act”) under the following Plan.

1.    The Plan encompasses six classes of shares to the extent offered by a series of the Trust (each, a “Fund” and collectively the “Funds”) as follows:

(a)    Class A shares are to be sold with a maximum front-end sales charge of 4.75% of offering price and are subject to the payment of rule 12b-1 fees at a maximum annual rate of 0.25% of the average daily net assets attributable to such shares. Front-end sales charges may be reduced or waived as permitted by Rule 22d-1 under the Act and as described in the Funds’ registration statement as from time to time in effect. Class A shares that were sold without a sales load by reason of a purchase price of $1 million or more that are redeemed within two years of purchase (excluding shares purchased by reinvestment of dividends or distributions) are subject to a contingent deferred sales charge (“CDSC”) imposed on the lesser of either the purchase price or the net asset value of the shares redeemed at the rate of 1.00%. Class A shares are not otherwise subject to a CDSC. The CDSC may be reduced or waived as permitted by Rule 6c-10 under the Act and as described in the Funds’ registration statement as from time to time in effect. Class A shares may be converted for Class I shares, provided (i) that each holder holds his or her shares through an institution that has a valid Class I sales agreement with the Trust’s distributor authorizing such a conversion; (ii) the converting shareholder is eligible to invest in Class I shares in accordance with the criteria set forth in the registration statement of the affected series; and (iii) each such conversion is subject to the discretion of the Trust to accept or reject that conversion.

(b)    Class B shares are to be sold at net asset value without a front-end sales charge and are subject to the payment of rule 12b-1 fees at a maximum annual rate of 1.00% of the average daily net assets attributable to such shares. Class B shares (excluding shares purchased by reinvestment of dividends or distributions) that are redeemed within six years of purchase are subject to a CDSC of up to 5.00% of the lesser of the purchase price or the net asset value of the shares redeemed (which period may be shorter and which percentage may be less for certain Funds, as described in the Funds’ registration statement as from time to time in effect); such percentage declines the longer the shares are held, as described in the Funds’ registration statement as from time to time in effect. The CDSC may be reduced or waived as permitted by Rule 6c-10 under the Act and as described in the Funds’ registration statement as from time to time in effect.

Class B shares automatically convert to Class A shares of the same Fund at the end of the calendar month eight years after purchase (or such earlier date as the Trustees may authorize), except that Class B shares purchased through the reinvestment of dividends and other distributions on Class B shares convert to Class A shares at the same time as the shares with respect to which they were purchased are converted and Class B shares acquired by the exchange of Class B shares of another Fund will convert to Class A shares based on the time of the initial purchase.

(c)    Class C shares are to be sold at net asset value without a front-end sales charge and are subject to the payment of rule 12b-1 fees at a maximum annual rate of 1.00% of the average daily net assets attributable to such shares. Class C shares (excluding shares purchased by reinvestment of dividends or distributions) that are redeemed within one year of purchase are subject to a CDSC of up to 1.00% of either the purchase price or the net asset value of the shares redeemed, whichever is less (which period may be shorter and which percentage may be less for certain Funds, as described in the Funds’ registration statement as from time to time in effect). The CDSC may be reduced or waived as permitted by Rule 6c-10 under the Act and as described in the Funds’ registration statement as from time to time in effect. Class C shares may be converted for Class I shares, provided (i) the Class C shares subject to the conversion have been held for more than one year from the date of purchase; (ii) that each holder holds his or her shares through an institution that has a valid Class I sales agreement with the Trust’s distributor authorizing such a conversion; (iii) the converting shareholder is eligible to invest in Class I shares in accordance with the criteria set forth in the registration statement of the affected series; and (iv) each such conversion is subject to the discretion of the Trust to accept or reject that conversion. Certain holders of Class C shares may be eligible to convert their Class C shares for Class A shares of the same Fund provided that they: (1) hold their shares through an institution that has a valid Class A sales agreement with the Trust’s distributor authorizing such a conversion; and (2) are otherwise eligible to invest in Class A shares through their financial intermediary in accordance with the criteria set forth in the Funds’ registration statement as from time to time in effect. Any such conversion is subject to the Funds’ discretion to accept or reject. In addition, shareholders must have held the Class C shares being converted for a minimum of one year from the date of purchase of those shares. Shares still subject to a contingent deferred sales charge are not eligible for such conversions. Share class conversions are not eligible for contingent deferred sales charge waivers.

(d)    Class I shares are to be sold without a sales charge and are not subject to the payment of any rule 12b-1 fees.

(e)    Class R shares are to be sold at net asset value without a front-end sales charge and are subject to the payment of rule 12b-1 fees at a maximum annual rate of 0.50% of the average daily net assets attributable to such shares.

(f)    Class T shares are to be sold with a maximum front-end sales charge of 2.50% of offering price and are subject to the payment of rule 12b-1 fees at a maximum annual rate of 0.25% of the average daily net assets attributable to such shares. Front-end sales charges may be reduced or waived as permitted by Rule 22d-1 under the Act and as described in the Funds’ registration statement as from time to time in effect. Class T shares are not subject to a CDSC. Class T shares may be exchanged for Class I shares, provided (i) that each holder holds his or her shares through an institution that has a valid Class I sales agreement with the Trust’s distributor authorizing such an exchange; (ii) the exchanging shareholder is eligible to invest in Class I shares in accordance with the criteria set forth in the registration statement of the affected series; and (iii) each such exchange is subject to the discretion of the Trust to accept or reject that exchange.

2.    Rule 12b-1 fees with respect to shares of any class of any series shall be allocated to that class of that series. Income, realized and unrealized capital gains and losses, and expenses of any series not allocated to a particular class of the series as provided in the preceding sentence, shall be allocated to the series as a whole.

3.    Each class of any series shall vote separately with respect to any matter that separately affects that class or as required by applicable law. The shares of each class have one vote per share and a pro-rata fractional vote for a fraction of a share.